Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:	MEDIA CONTACTS:
Cardima, Inc.	Investor Relations Group	Investor Relations Group
Barry D. Michaels	Gino De Jesus	Janet Vasquez
Interim Chief Financial Officer	John Nesbett	Dian Griesel, Ph.D.
(510) 354-0300	(212) 825-3210	(212) 825-3210
www.cardima.com

FOR IMMEDIATE RELEASE

NASDAQ NOTIFIES CARDIMA OF EXTENSION OF TIME TO COMPLY

WITH LISTING REQUIREMENT

FREMONT, Calif. (December 14, 2004) – Cardima®, Inc. (Nasdaq SC: CRDM), developer of the REVELATION® Tx, REVELATION® T-Flex and REVELATION® Helix microcatheter systems for the treatment of atrial fibrillation (AF), today reported that it has received written notice from Nasdaq that Nasdaq’s Staff had determined to grant the Company an extension to regain compliance with Nasdaq Marketplace Rule 4310(c)(2)(B) (the “Rule”), which requires that the Company maintain stockholders’ equity of not less than $2,500,000 unless it meets certain other listing criteria,on the terms described below. As of the date of this release, the Company believes that it has regained compliance with the stockholders’ equity requirement for continued Nasdaq listing as provided in the Rule, based on the proceeds from the Company’s private placement completed on November 24, 2004 and the associated increase in the Company’s stockholders’ equity.

In its notice, Nasdaq indicated that it would continue to monitor the Company’s ongoing compliance with Nasdaq’s stockholders’ equity requirement and, if at the time of the Company’s next periodic report the Company does not evidence compliance, that the Company may be subject to delisting. The Company believes it will comply with the stockholders’ equity requirement as of December 31, 2004, the close of its next periodic reporting period. The continued listing of the Company’s common stock on Nasdaq after that date will depend on the Company’s continued compliance with all of Nasdaq’s listing requirements.

Nasdaq’s December 13, 2004 notice indicated that the terms of Nasdaq’s extension were as follows: on or before December 17, 2004, the Company must furnish with the Securities and Exchange Commission and Nasdaq a report on Form 8-K evidencing compliance with the Rule by disclosing (i) the original deficiency letter from Staff dated November 17, 2004, (ii) a description of the completed transaction or event that enabled the Company to satisfy the stockholders’ equity requirement for continued listing, (iii) an affirmative statement that, as of the date of the report the Company believed that it had regained compliance with the stockholders’ equity requirement based upon the completed transaction or event and (iv) a disclosure stating that Nasdaq would continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of the Company’s next periodic report the Company does not evidence compliance, that the Company may be subject to delisting. The Company previously met terms (i), (ii), and (iii) through earlier related filings on Form 8-K, dated November 17, 2004, November 18, 2004 and November 24, 2004, respectively, with the Securities and Exchange Commission, and the Company’s related Form 8-K dated December 13, 2004 meets the disclosure requirement included in term (iv) of the Nasdaq notice of December 13, 2004.

About Cardima

Cardima, Inc. has developed the REVELATION® Tx, REVELATION T-Flex and REVELATION Helix linear ablation microcatheters, the NAVIPORT deflectable guiding catheters, and the INTELLITEMP energy management system for the minimally invasive treatment of atrial fibrillation (AF). The REVELATION Helix was developed for the treatment of AF originating in the pulmonary veins of the heart. The REVELATION Tx, REVELATION T-Flex and REVELATION Helix systems and the INTELLITEMP have received CE Mark approval in Europe. The Company has also developed a Surgical Ablation System, which targets market application by cardiac surgeons to ablate cardiac tissue during heart surgery using radio frequency (RF) energy.

Except for the historical information contained herein, the matters discussed in this press release, including potential future events relating to the listing of the Company’s common stock on Nasdaq, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by such forward-looking statements. Potential risks and uncertainties include the risk that the Company will not be able to maintain the listing of its common stock on Nasdaq; the risk that the Company will not be able to raise additional capital when needed to continue operations; the risk that the Company will be unable to obtain U.S. FDA approval for the Company’s PMA for the REVELATION® Tx linear ablation microcatheter system, including uncertainties associated with its ability to revise the study design and collect data acceptable to the FDA; the risk that the approval process for the REVELATION Tx or any other product, including additional clinical trials, will require substantial unanticipated expenses and management attention; the limited number of cases employing the Company’s products and the limited amount of follow-up information involving these cases; uncertainties associated with the Company’s ability to secure distribution partners and its ability to consummate the sale of or other strategic transaction involving its Surgical Ablation System; the possibility of business disruption or unanticipated expenses due to the Company’s staffing reduction and financing efforts; and uncertainties associated with its ability to conduct successful clinical trials, obtain and maintain regulatory approvals, gain acceptance for the Company’s products from the marketplace or successfully manufacture, market, sell and distribute its products. Additional risks are set forth in the Company’s Quarterly Reports on Form 10-Q for the

quarter ended September 30, 2004 and Annual Report on Form 10-K for the year ended December 31, 2003. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company’s plans or expectations.

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